Exhibit 10.4

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

       This Amendment to Employment Agreement (this "Amendment") is made as of this 16th day of March, 2001 by and between _______________ (the "Employee") and Gables Residential Trust, a Maryland business trust with its principal place of business in Atlanta, Georgia (the "Company").

       WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated ______________, ______ (the "Employment Agreement").

       WHEREAS,  the Company and the Employee desire to amend the Employment Agreement solely to the extent set forth herein.

       NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment and in the Employment Agreement, the parties mutually agree as follows:

       1.   Amendment.  Section 10 of the Employment Agreement shall be restated in its entirety to read as follows (deletions are reflected by strike-through text and additions are reflected by bold text):

"10.  Non-Solicitation.  During the Original Term or any Renewal Term and for a period of twelve months from the date of any termination of employment (other than pursuant to a Change of Control Event), Employee covenants and agrees that Employee (a) will not, directly or indirectly, solicit or induce any present or future employee of the Company or any Subsidiary to accept employment with Employee or with any business, corporation, partnership, association, agency, or other person or other entity with which Employee may be associated, (b) will not employ or cause any business, corporation, partnership, association, agency or other person or entity with which Employee may be associated to employ any present or future employee of the Company or any Subsidiary without providing the Company with ten (10) days' prior written notice of such proposed employment and (c) will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency or other person or entity, call upon, compete for or solicit the third party property owners with whom the Company or any of its subsidiaries has   or had an existing property management agreement ~~as of the Effective Date as set forth in any of the schedules to the Contribution Agreement~~  during the period commencing on the Effective Date and ending on the date on which the Employee is no longer providing services to the Company or any of its subsidiaries.  This Paragraph 10 shall survive the termination of this Agreement."

       2.   Effect of Amendment.  Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

       3.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, this Amendment to Employment Agreement is entered into as of the date and year first above written.

GABLES RESIDENTIAL TRUST

By:  /s/ Chris D. Wheeler
Chris D. Wheeler
Chairman and Chief Executive Officer

_______________________________
Name of Employee